As filed with the Securities and Exchange Commission on May 9, 2017 Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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FORM F-3
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
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FIAT CHRYSLER AUTOMOBILES N.V.	FIAT CHRYSLER FINANCE US INC.
(Exact name of Registrant as specified in its charter)	(Exact name of Registrant as specified in its charter)
 _______________________________

The Netherlands	Delaware
(State or other jurisdiction of incorporation or organization)	(State or other jurisdiction of incorporation or organization)
Not Applicable	61-1818372
(I.R.S. Employer Identification No.)	(I.R.S. Employer Identification No.)
25 St. James’s Street London SW1A 1HA United Kingdom Tel. No. +44 (0)20 7766 0311	1000 Chrysler Drive Auburn Hills Michigan 48326 Tel. No. (248) 512-2950
(Address and telephone number of Registrant’s principal executive offices)	(Address and telephone number of Registrant’s principal executive offices)
_______________________________

Richard K. Palmer
25 St. James’s Street
London SW1A 1HA
United Kingdom
Tel. No.: +44 (0)20 7766 0311
(Name, address, including zip code and telephone number including area code, of agent for service)
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Copies to:

Scott Miller, Esq.	Giorgio Fossati
Sullivan & Cromwell LLP	Fiat Chrysler Automobiles N.V.
125 Broad Street	25 St. James’s Street
New York, NY 10004	London SW1A 1HA
Tel. No.: (212) 558-4000	Tel. No.: +44 (0)20 7766 0311
Approximate Date of Commencement:    From time to time after the effective date of this registration statement.
If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest re-investment plans, please check the following box.  ☒
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
If this Form is a registration statement pursuant to General Instruction I.C. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, please check the following box.  ☒
If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.C. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, please check the following box.  ☐
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933. Emerging growth company. ☐
If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards † provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐
† The term ‘‘new or revised financial accounting standard’’ refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

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CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered		Amount to be Registered/Proposed Maximum Offering Price per Unit/ Proposed Maximum Offering Price/Amount of Registration Fee
Fiat Chrysler Automobiles N.V. (‘‘FCA NV’’):
	Common shares to be issued (2)	(1)
	Special voting shares to be issued (2)
	Senior debt securities to be issued	(1)
	Subordinated debt securities to be issued	(1)
	Guarantees of the debt securities of FCFUS	(3)
Fiat Chrysler Finance US Inc. (‘‘FCFUS’’):
	Senior debt securities to be issued	(1)
	Subordinated debt securities to be issued	(1)

(1)
This registration statement covers an indeterminate aggregate initial offering price or number of the securities of each identified class as may from time to time be issued at indeterminate prices. In accordance with Rules 456(b) and 457(r) under the Securities Act of 1933, the registrants are deferring payment of all of the registration fee.

(2)
Holders of our common shares may elect to participate in our loyalty voting structure. See “The FCA NV Shares, Articles of Association and Terms and Conditions of the Special Voting Shares-Loyalty Voting Structure” for additional information for terms and conditions related to your ability to obtain our special voting shares.

(3)	Pursuant to Rule 457(n) under the Securities Act of 1933, no separate fee for the Guarantees is payable.

PROSPECTUS

Fiat Chrysler Automobiles N.V.
Common Shares
Special Voting Shares
Senior Debt Securities
Subordinated Debt Securities

Fiat Chrysler Finance US Inc.
 Senior Debt Securities
Subordinated Debt Securities
Each fully and unconditionally guaranteed by

Fiat Chrysler Automobiles N.V.
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Fiat Chrysler Automobiles N.V. (“FCA NV”) or Fiat Chrysler Finance US Inc. (“FCFUS”) may, from time to time, in one or more series, offer to sell the securities identified above. This prospectus describes some of the general terms that may apply to these securities and the general manner in which they may be offered. The specific securities to be offered, the terms of such securities, and the specific manner in which they may be offered, will be described in the applicable prospectus supplement to this prospectus. A prospectus supplement may also add, update, change or clarify information contained in this prospectus. This prospectus may not be used to offer or sell securities unless accompanied by the applicable prospectus supplement describing the method and terms of the applicable offering.
FCA NV’s common shares are admitted to trading on the New York Stock Exchange (“NYSE”) and Mercato Telematico Azionario (“MTA”) under the symbols “FCAU” and “FCA”, respectively.
FCA NV or FCFUS may offer and sell the securities directly, through agents, dealers or underwriters as designated from time to time, or through a combination of these methods. The names of any underwriters, dealers or agents involved in the sale of the securities, together with any applicable commissions or discounts, will be stated in an accompanying prospectus supplement.
You should carefully read this prospectus and the applicable prospectus supplement, together with the documents incorporated by reference, before you make your investment decision.
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Investing in the securities involves certain risks. You should carefully read this prospectus and the applicable prospectus supplement, together with the documents incorporated by reference, before you make your investment decision. See “Risk Factors” beginning on page 8 as well as any additional risk factors included in, or incorporated by reference into, the applicable prospectus supplement for a description of the factors you should consider before deciding to invest in any of our securities.
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Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities, or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.
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Prospectus dated May 9, 2017
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You should rely only on the information contained in or incorporated by reference into this prospectus and any applicable prospectus supplement. We have not authorized anyone to provide you with information other than the information contained in this prospectus and the accompanying prospectus supplement, including the information incorporated by reference herein as described under “Where You Can Find More Information”, or any free writing prospectus that we prepare and distribute. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus, the accompanying prospectus supplement and any such free writing prospectus may be used only for the purposes for which they have been published. You should not assume that the information in this prospectus, any prospectus supplement or any document incorporated by reference is truthful or complete at any date other than the date mentioned on the cover page of those documents. We are not making an offer of these securities in any jurisdiction where the offer is not permitted.

ABOUT THIS PROSPECTUS
This prospectus is part of a registration statement that FCA NV and FCFUS filed with the Securities and Exchange Commission (the “SEC”) utilizing a shelf registration process. Under this shelf process, FCA NV or FCFUS may sell any combination of the securities described in this prospectus in one or more offerings. This prospectus provides you with a general description of the securities we may offer. Each time FCA NV or FCFUS sells securities, FCA NV or FCFUS will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update, change or clarify information contained in this prospectus. In considering any offer, you should read both this prospectus and any prospectus supplement together with the additional information described below under the heading “Where You Can Find More Information.” You should not assume that the information in this prospectus, any prospectus supplement or any document incorporated by reference is truthful or complete at any date other than the date mentioned on the cover page of those documents.
In this prospectus, unless otherwise specified or the context otherwise requires, the terms “we,” “our,” “us,” the “Group,” “Fiat Group,” the “Company” and “FCA” refer to Fiat Chrysler Automobiles N.V., together with its subsidiaries and its predecessor prior to the completion of the merger of Fiat S.p.A. with and into Fiat Investments N.V. on October 12, 2014 (at which time Fiat Investments N.V. was renamed Fiat Chrysler Automobiles N.V.), the “Merger” or any one or more of them, as the context may require. References to “Fiat” refer solely to Fiat S.p.A., the predecessor of FCA NV prior to the Merger. Reference to “FCA US” refers to FCA US LLC, together with its direct and indirect subsidiaries. Reference to “FCFUS” refers only to Fiat Chrysler Finance US Inc., the 100 percent-owned subsidiary of FCA NV.
FCA NV may be the issuer of common shares and the accompanying special voting shares or may be the issuer of debt securities using this prospectus. In addition, FCFUS may be the issuer in an offering of debt securities using this prospectus. FCA NV will be the guarantor of debt securities offered by FCFUS using this prospectus. The common shares and debt securities that will be offered using this prospectus are referred to collectively as the “securities.”

FORWARD-LOOKING STATEMENTS
Statements contained in this prospectus, particularly those regarding possible or assumed future performance, competitive strengths, costs, dividends, reserves and growth of FCA, industry growth and other trends and projections and estimated company earnings are “forward-looking statements” that contain risks and uncertainties. In some cases, words such as “may,” “will,” “expect,” “could,” “should,” “intend,” “estimate,” “anticipate,” “believe,” “outlook,” “continue,” “remain,” “on track,” “target,” “objective,” “goal,” “plan,” “design,” “forecast,” “projection,” “prospects,” or similar terms are used to identify forward-looking statements. These forward-looking statements reflect the respective current views of the Group with respect to future events and involve significant risks and uncertainties that could cause actual results to differ materially. These factors include, without limitation:

•	our ability to reach certain minimum vehicle shipment volumes;

•	changes in the global financial markets, general economic environment and changes in demand for automotive products, which is subject to cyclicality;

•	changes in local economic and political conditions, including with regard to trade policy;

•	our ability to expand certain of our brands internationally;

•
various types of claims, lawsuits, governmental investigations and other contingent obligations against the Group, including product liability and warranty claims and environmental claims, governmental investigations and lawsuits;

•	material operating expenditures in relation to compliance with environmental, health and safety regulations;

•	our ability to enrich our product portfolio and offer innovative products;

•	the high level of competition in the automotive industry, which may increase due to consolidation;

•	exposure to shortfalls in the Group’s defined benefit pension plans;

•	the ability to provide or arrange for adequate access to financing for the Group’s dealers and retail customers, and risks associated with financial services companies;

•	our ability to access funding to execute our business plan and improve our business, financial condition and results of operations;

•	changes in our credit ratings;

•	our ability to realize anticipated benefits from any joint venture arrangements and other strategic alliances;

•	disruptions arising from political, social and economic instability;

•	risks associated with our relationships with employees, dealers and suppliers;

•	increases in costs, disruptions of supply or shortages of raw materials;

•	developments in labor and industrial relations and developments in applicable labor laws;

•	exchange rate fluctuations, interest rate changes, credit risk and other market risks;

•	political and civil unrest;

•	earthquakes or other disasters; and

•	other factors discussed elsewhere or incorporated by reference into this prospectus.

Furthermore, in light of ongoing difficult macroeconomic conditions, both globally and in the industries in which we operate, it is particularly difficult to forecast results, and any estimates or forecasts of particular periods that are provided in this prospectus are uncertain. We expressly disclaim and do not assume any liability in connection with any inaccuracies in any of the forward-looking statements in this prospectus or in connection with any use by any third party of such forward-looking statements. Actual results could differ materially from those anticipated in such forward-looking statements. We do not undertake an obligation to update or revise publicly any forward-looking statements.

WHERE YOU CAN FIND MORE INFORMATION
FCA NV is subject to the information requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and, in accordance therewith, is required to file with the SEC annual reports on Form 20-F within four months of its fiscal year-end, and provide to the SEC other material information on Form 6-K. These reports and other information may be inspected and copied at the public reference facilities maintained by the SEC or obtained from the SEC’s website as provided below.
The SEC allows FCA NV to incorporate by reference in this prospectus information contained in documents that it files with the SEC (other than information that is deemed furnished to the SEC), which means that FCA NV can disclose important information to you by referring to those documents, and later information that FCA NV files with the SEC will automatically update and supersede that information as well as the information contained in this prospectus. FCA NV incorporates by reference in this prospectus the following documents listed below:

•
Annual Report of FCA NV on Form 20-F for the year ended December 31, 2016 (File No. 001-36085), filed on February 28, 2017, as amended by Amendment No. 1 to the Annual Report of FCA NV on Form 20-F/A, filed on March 14, 2017.

•	Exhibit 99.1 to the report on Form 6-K furnished on May 3, 2017, containing FCA NV’s quarterly report for the quarter ended March 31, 2017.

All documents filed by FCA NV with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act (except for information in these documents or filings that is deemed furnished to the SEC) and, to the extent designated therein, reports on Form 6-K that we furnish to the SEC after the date of this prospectus and prior to the termination of the offering contemplated in this prospectus shall be incorporated by reference in this prospectus and be a part hereof from the date of filing or furnishing of such documents.
As a foreign private issuer, FCA NV is exempt under the Exchange Act from, among other things, certain rules prescribing the furnishing and content of proxy statements, and its directors, executive officers and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, FCA NV is not required under the Exchange Act to file periodic reports and financial statements with the SEC as frequently or as promptly as U.S. companies the securities of which are registered under the Exchange Act, including the filing of quarterly reports on Form 10-Q or current reports on Form 8-K. However, FCA NV files its Annual Report on Form 20-F with the SEC which contains FCA NV's audited consolidated financial statements and the related notes (the “Consolidated Financial Statements”) in accordance with the International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board (“IASB”). FCA NV also furnishes its quarterly reports on Form 6-K to the SEC which contain FCA NV's unaudited interim condensed consolidated financial statements for each of the first three fiscal quarters of each fiscal year prepared in accordance with IFRS as issued by the IASB and as adopted by the European Union.
You may read and copy any document FCA NV files with or furnishes to the SEC free of charge at the SEC’s public reference room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may also obtain documents FCA NV files with or furnishes to the SEC on the SEC website at www.sec.gov. The address of the SEC’s website is provided solely for the information of prospective investors and is not intended to be an active link. Please visit the website or call the SEC at 1 (800)

732-0330 for further information about its public reference room. Reports and other information concerning the business of FCA NV may also be inspected at the offices of the New York Stock Exchange, 11 Wall Street, New York, New York 10005.
FCA NV also makes its annual reports as well as other information filed with or furnished to the SEC available, free of charge, through its website, at www.fcagroup.com, as soon as reasonably practicable after those reports and other information are electronically filed with or furnished to the SEC. The information on or that can be accessed through our website is not part of this prospectus. You should rely only on the information that FCA NV incorporates by reference or provides in this prospectus or an accompanying prospectus supplement. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any jurisdiction where the offer is not permitted. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of those documents.

FIAT CHRYSLER AUTOMOBILES N.V.
We are an international automotive group engaged in designing, engineering, manufacturing, distributing and selling vehicles, components and production systems worldwide through 162 manufacturing facilities and 87 research and development centers. We have operations in more than 40 countries and sell our vehicles directly or through distributors and dealers in more than 140 countries. We design, engineer, manufacture, distribute and sell vehicles for the mass market under the Abarth, Alfa Romeo, Chrysler, Dodge, Fiat, Fiat Professional, Jeep, Lancia and Ram brands and the SRT performance vehicle designation. For our mass-market vehicle brands, we have centralized design, engineering, development and manufacturing operations, which allow us to efficiently operate on a global scale. We support our vehicle shipments with the sale of related service parts and accessories, as well as service contracts, worldwide under the Mopar brand name for mass market vehicles. In addition, we design, engineer, manufacture, distribute and sell luxury vehicles under the Maserati brand. We make available retail and dealer financing, leasing and rental services through our subsidiaries, joint ventures and commercial arrangements with third party financial institutions. In addition, we operate in the components and production systems sectors under the Magneti Marelli, Teksid and Comau brands.
FCA NV was incorporated as a public limited liability company (naamloze vennootschap) under the laws of the Netherlands on April 1, 2014 under the name Fiat Investments N.V. for the purposes of carrying out the reorganization of the Group, including the Merger, following Fiat’s January 2014 acquisition of the approximately 41.5 percent interest it did not already own in FCA US. Upon effectiveness of the Merger, Fiat Investments N.V. was renamed Fiat Chrysler Automobiles N.V., as the successor entity to Fiat and the holding company of the combined Group. Our redomiciliation to the Netherlands was intended to facilitate the listing on the New York Stock Exchange, or NYSE, of our common shares. We have our corporate seat in Amsterdam, the Netherlands. We maintain our principal executive offices at 25 St. James’s Street, London SW1A 1HA, United Kingdom and our telephone number is +44 (0)20 7766 0311.

FIAT CHRYSLER FINANCE US INC.
FCFUS was incorporated under the laws of the State of Delaware on March 6, 2017. Its principal office is located at 1000 Chrysler Drive, Auburn Hills, Michigan 48326 (telephone number: (248) 512-2950).
FCFUS was established to act as a financing vehicle for FCA. FCFUS has no independent operations and will conduct no business except in connection with the issuance of debt securities and the advance of proceeds from such issuances to companies in the Group. FCFUS will lend substantially all proceeds of its borrowings to companies in the Group. FCA NV will fully and unconditionally guarantee any debt securities offered by FCFUS under this prospectus.

RISK FACTORS
Investing in securities issued by FCA NV or FCFUS involves risks. Before you invest in any of FCA NV or FCFUS’s securities, in addition to the other information included in, or incorporated by reference into, this prospectus, you should carefully consider the risk factors contained in Item 3D under the caption “Risk Factors” and elsewhere in the most recent Annual Report of FCA NV filed on Form 20-F, which is incorporated in this prospectus by reference. See “Where You Can Find More Information” above for information about how to obtain a copy of these documents. You should also carefully consider the risks and other information that may be contained in, or incorporated by reference into, any prospectus supplement relating to specific offerings of securities.

RATIO OF EARNINGS TO FIXED CHARGES
The following table sets forth information regarding our ratio of earnings to fixed charges for the periods shown. For purposes of determining the below ratios, earnings consist of pre-tax income before adjustment for fixed charges, and adjusted for non-controlling interests in consolidated subsidiaries that have not incurred fixed charges. Fixed charges consist of interest expenses, amortization of debt issuance costs and an appropriate portion of rentals representative of the interest factor. The data for 2012 and 2013 refers to Fiat S.p.A., the predecessor of FCA NV. All data excludes Ferrari which was classified as a discontinued operation through 2015. The spin-off of Ferrari N.V. from the Group was completed on January 3, 2016.

	For the three months ended March 31,	For the years ended December 31,
	2017	2016	2015	2014	2013	2012
Ratio of Earnings to Fixed Charges	4.16x	2.96x	1.00x	1.31x	1.32x	1.75x

USE OF PROCEEDS
We intend to use the net proceeds from the sales of the securities in the manner set forth in the applicable prospectus supplement, which may include general corporate purposes.

THE FCA NV SHARES, ARTICLES OF ASSOCIATION AND TERMS AND CONDITIONS OF THE SPECIAL VOTING SHARES
FCA NV was incorporated as a public limited liability company (naamloze vennootschap) under the laws of the Netherlands on April 1, 2014 in contemplation of the Merger, FCA NV was initially incorporated under the name Fiat Investments N.V. and upon effectiveness of the Merger, this name was changed to Fiat Chrysler Automobiles N.V. FCA NV's corporate seat (statutaire zetel) is in Amsterdam, the Netherlands, and its registered office and principal place of business is located at 25 St. James’s Street, London SW1A 1HA, United Kingdom. FCA NV is registered with the Trade Register of the Dutch Chamber of Commerce under number 60372958. Its telephone number is +44 (0) 20 7766 0311.
Following is a summary of material information relating to the FCA NV common shares, including summaries of certain provisions of the FCA NV Articles of Association (the “FCA Articles of Association”), the terms and conditions in respect of the FCA NV special voting shares (the “Terms and Conditions of Special Voting Shares”) and the applicable Dutch law provisions in effect at the date of this prospectus. The summaries of the FCA Articles of Association and the Terms and Conditions of Special Voting Shares as set forth in this prospectus are qualified in their entirety by reference to the full text of the FCA Articles of Association, and the Terms and Conditions of Special Voting Shares.
FCA NV’s common shares are admitted to trading on the NYSE and MTA under the symbols “FCAU” and “FCA”, respectively.
Share Capital
The authorized share capital of FCA NV is forty million Euro (€40,000,000), divided into two billion (2,000,000,000) FCA NV common shares, nominal value of one Euro cent (€0.01) per share and two billion (2,000,000,000) special voting shares, nominal value of one Euro cent (€0.01) per share.
On October 29, 2014, the Board of Directors of FCA NV resolved to authorize the issuance of up to a maximum of 90,000,000 common shares under the Company’s equity incentive plan which had been adopted before the closing of the Merger. Any grants to directors are subject to shareholder approval.
On December 16, 2014, FCA NV issued an aggregate notional amount of U.S.$2,875 million of mandatory convertible securities due 2016; the mandatory convertible securities were convertible into common shares equal to the conversion rate calculated based on the share price relative to the applicable market value. At the same time, FCA NV completed the sale of $100 million of its common shares.

On December 15, 2016, each U.S. $100 notional amount of the mandatory convertible securities was converted to 8.3077 FCA NV common shares resulting in the issuance of 238,846,375 FCA NV common shares.
At December 31, 2014, there were 1,250,000 common shares reserved for issuance under the FCA NV Non-Executive Directors’ Compensation Plan in the following 5 years.
During 2015 and 2016, a total of 83,172 and 163,333 common shares, respectively, were issued at fair market value. During the quarter ended March 31, 2017, an additional 9,300,481 common shares were issued at fair market value. Fair market value equals the average of the highest and lowest sale price of a common share during normal trading hours on the NYSE on the last trading day of the applicable plan year quarter.
On April 7, 2017 and April 17, 2017, an additional 26,402 and 1,588 common shares, respectively, were issued at fair market value.
FCA NV common shares are represented by an entry in the share register of FCA NV. The FCA NV Board of Directors may determine that, for the purpose of trading and transfer of shares on a foreign stock exchange, such share certificates shall be issued in such form as shall comply with the requirements of such foreign stock exchange. A register of shareholders is maintained by FCA NV in the Netherlands and a branch register is maintained in the U.S. on FCA NV’s behalf by the Transfer Agent, which serves as branch registrar and transfer agent.
Beneficial interests in FCA NV common shares that are traded on the NYSE are held through the book-entry system provided by The Depository Trust Company (“DTC”) and are registered in FCA NV’s register of shareholders in the name of Cede & Co., as DTC’s nominee. Beneficial interests in the FCA NV common shares traded on the MTA are held through Monte Titoli S.p.A., the Italian central clearing and settlement system, as a participant in DTC.
Directors
Set forth below is a summary description of the material provisions of the FCA Articles of Association relating to our directors. The summary does not restate the FCA Articles of Association in their entirety.
FCA NV’s directors serve on the FCA NV Board of Directors for a term of approximately one year, such term ending on the day that the annual general meeting of shareholders is held in the following calendar year. FCA NV’s shareholders appoint the directors of the FCA NV Board of Directors at a general meeting. Each director may be reappointed for an unlimited number of terms. The general meeting of shareholders determines whether a director is an executive director or a non-executive director.
The FCA NV Board of Directors is a single board and consists of three or more members, comprising both members having responsibility for the day-to-day management of FCA NV (executive directors) and members not having such day-to-day responsibility (non-executive directors). The tasks of the executive and non-executive directors in a one-tier board such as FCA NV’s Board of Directors may be allocated under or pursuant to the FCA Articles of Association, provided that the general meeting of shareholders has stipulated whether such director is appointed as executive or as non-executive director and furthermore provided that the task to supervise the performance by the directors of their duties can only be performed by the non-executive directors. In addition, an executive director may not be appointed as voorzitter, or chairman, of the board or delegated the task of establishing the remuneration of executive directors or nominating directors for appointment. Tasks that are not allocated fall within the power of the FCA NV Board of Directors as a whole. Regardless of an allocation of tasks, all directors remain collectively responsible for the proper management and strategy of FCA NV (including supervision thereof in case of non-executive directors).
FCA NV has a policy in respect of the remuneration of the members of the FCA NV Board of Directors. With due observation of the remuneration policy, the FCA NV Board of Directors may determine the remuneration for the directors in respect of the performance of their duties. The FCA NV Board of Directors must submit to the general meeting of shareholders for its approval plans to award shares or the right to subscribe for shares.
FCA NV shall not grant the directors any personal loans or guarantees.

Loyalty Voting Structure
FCA NV issued special voting shares with a nominal value of one Euro cent (€0.01) per share, to those shareholders of Fiat who elected to receive such special voting shares upon closing of the Merger in addition to FCA NV common shares, provided they met the conditions more fully described under “Terms and Conditions of the Special Voting Shares” below.
Subject to meeting certain conditions, FCA NV common shares can be registered in the loyalty register of FCA NV, or the Loyalty Register, and may qualify as qualifying common shares, or the Qualifying Common Shares. The holder of Qualifying Common Shares are entitled to receive for no additional consideration one FCA NV special voting share in respect of each such Qualifying Common Share. Pursuant to the terms and conditions of the FCA NV special voting shares, or the Terms and Conditions, and for so long as the FCA NV common shares remain in the Loyalty Register, such FCA NV common shares shall not be sold, disposed of, transferred, except in very limited circumstances (i.e., transfers to affiliates or to relatives through succession, donation or other transfers (defined in the Terms and Conditions as, the Loyalty Transferee), but a shareholder may create or permit to exist any pledge lien, fixed or floating charge or other encumbrance over such FCA NV common shares, provided that the voting rights in respect of such FCA NV common shares and any corresponding special voting shares remain with such shareholder at all times. FCA NV’s shareholders who want to directly or indirectly sell, dispose of, trade or transfer such FCA NV common shares or otherwise grant any right or interest therein, or create or permit to exist any pledge, lien, fixed or floating charge or other encumbrance over such FCA NV common shares with a potential transfer of voting rights relating to such encumbrances will need to submit a de-registration request as referred to in the Terms and Conditions, in order to transfer the relevant FCA NV common shares to the regular trading system (“the Regular Trading System”) except that an FCA NV shareholder may transfer FCA NV common shares included in the Loyalty Register to a Loyalty Transferee (as defined in the Terms and Conditions) of such FCA NV shareholder without transferring such shares from the Loyalty Register to the Regular Trading System.
FCA NV’s shareholders who seek to qualify to receive special voting shares can also request to have their FCA NV common shares registered in the Loyalty Register. Upon registration in the Loyalty Register such shares will be eligible to be treated as Qualifying Common Shares, provided they meet the conditions more fully described under “Terms and Conditions of the Special Voting Shares” below.
Notwithstanding the fact that Article 13 of the FCA Articles of Association permits the Board of Directors of FCA NV to approve transfers of special voting shares, the special voting shares cannot be traded and are transferrable only in very limited circumstances (i.e., to a Loyalty Transferee described above, or to FCA NV for no consideration (om niet)).
The special voting shares have immaterial economic entitlements. Such economic entitlements are designed to comply with Dutch law but are immaterial for investors. The special voting shares carry the same voting rights as FCA NV common shares.
Section 10 of the Terms and Conditions include liquidated damages provisions intended to deter any attempt by holders to circumvent the terms of the special voting shares. Such liquidated damages provisions may be enforced by FCA NV by means of a legal action brought by FCA NV before competent courts of Amsterdam, the Netherlands. In particular, a violation of the provisions of the Terms and Conditions concerning the transfer of special voting shares, “Electing Common Shares” (common shares registered in the Loyalty Register for the purpose of becoming Qualifying Common Shares in accordance with the FCA Articles of Association) and Qualifying Common Shares may lead to the imposition of liquidated damages. Because we expect the restrictions on transfers of the special voting shares to be effective in practice we do not expect the liquidated damages provisions to be used.
Pursuant to Section 12 of the Terms and Conditions, any amendment to the Terms and Conditions (other than merely technical, non-material amendments and unless such amendment is required to ensure compliance with applicable law or regulations or the listing rules of any securities exchange on which the FCA NV common shares are listed) may only be made with the approval of the general meeting of shareholders.
At any time, a holder of Qualifying Common Shares or Electing Common Shares may request the de-registration of such shares from the Loyalty Register to enable free trading thereof in the “Regular Trading System.” Upon the de-registration from the Loyalty Register, such shares will cease to be Electing Common Shares or Qualifying Common Shares as the case may be and will be freely tradable and voting rights attached to the corresponding special voting shares will be suspended with immediate effect and such special voting shares shall be transferred to FCA NV for no consideration (om niet).

Terms and Conditions of the Special Voting Shares
The Terms and Conditions of the Special Voting Shares apply to the issuance, allocation, acquisition, holding, repurchase and transfer of special voting shares in the share capital of FCA NV and to certain aspects of Electing Common Shares, Qualifying Common Shares and FCA NV common shares, which are or will be registered in the Loyalty Register.
Application for Special Voting Shares
An FCA NV shareholder may at any time elect to participate in the loyalty voting structure by requesting that FCA NV register all or some of the number of FCA NV common shares held by such FCA NV shareholder in the Loyalty Register. Such election shall be effective and registration in the Loyalty Register shall occur as of the end of the calendar month during which the election is made. If such FCA NV common shares (i.e. Electing Common Shares) have been registered in the Loyalty Register (and thus blocked from trading in the Regular Trading System) for an uninterrupted period of three years in the name of the same shareholder, the holder of such FCA NV common shares will be entitled to receive one FCA NV special voting share for each such FCA NV common share that has been registered. If at any moment in time such FCA NV common shares are de-registered from the Loyalty Register for whatever reason, the relevant shareholder loses its entitlement to hold a corresponding number of FCA NV special voting shares.
Withdrawal of Special Voting Shares
As described above, a holder of Qualifying Common Shares or Electing Common Shares may request that some or all of its Qualifying Common Shares or Electing Common Shares be de-registered from the Loyalty Register and if held outside the Regular Trading System, transfer such shares back to the Regular Trading System, which will allow such shareholder to freely trade its FCA NV common shares, as described below. From the moment of such request, the holder of Qualifying Common Shares shall be considered to have waived his rights to cast any votes associated with the FCA NV special voting shares which were issued and allocated in respect of such Qualifying Common Shares. Any such request would automatically trigger a mandatory transfer requirement pursuant to which the FCA NV special voting shares will be offered and transferred to FCA NV for no consideration (om niet) in accordance with the FCA Articles of Association and the Terms and Conditions. FCA NV may continue to hold the special voting shares as treasury stock, but will not be entitled to vote any such treasury stock. Alternatively, FCA NV may withdraw and cancel the special voting shares, as a result of which the nominal value of such shares will be allocated to the special capital reserves of FCA NV. Consequently, the loyalty voting feature will terminate as to the relevant Qualifying Common Shares being deregistered from the Loyalty Register. No shareholder required to transfer special voting shares pursuant to the Terms and Conditions shall be entitled to any purchase price for such special voting shares and each shareholder expressly waives any rights in that respect as a condition to participation in the loyalty voting structure.
Change of Control
A shareholder who is a holder of Qualifying Common Shares or Electing Common Shares must promptly notify the Transfer Agent and FCA NV upon the occurrence of a “change of control” as defined in the FCA Articles of Association, as described below. The change of control will trigger the de-registration of the relevant Electing Common Shares or Qualifying Common Shares or the relevant FCA NV common shares in the Loyalty Register. The voting rights attached to the special voting shares issued and allocated in respect of the relevant Qualified Common Shares will be suspended upon a direct or indirect change of control in respect of the relevant holder of such Qualifying Common Shares that are registered in the Loyalty Register.
For the purposes of this section a “change of control” shall mean, in respect of any FCA NV shareholder that is not an individual (natuurlijk persoon), any direct or indirect transfer in one or a series of related transactions as a result of which (i) a majority of the voting rights of such shareholder; (ii) the de facto ability to direct the casting of a majority of the votes exercisable at general meetings of shareholders of such shareholder; and/or (iii) the ability to appoint or remove a majority of the directors, executive directors or board members or executive officers of such shareholder or to direct the casting of a majority or more of the voting rights at meetings of the board of directors, governing body or executive committee of such shareholder has been transferred to a new owner, provided that no change of control shall be deemed to have occurred if (a) the transfer of ownership and/or control is an intragroup transfer under the same parent company, (b) the transfer of ownership and /or control is the result of the succession or the liquidation of assets between spouses or the inheritance, inter vivos donation or other transfer to a spouse or a relative up to and including the fourth degree or (c) the fair market value of the Qualifying Common Shares held by such shareholder represents less than twenty percent (20%) of the total assets of the Transferred Group at the time of the transfer and the Qualifying Common Shares held by such shareholder, in the sole judgment of the company, are not otherwise material to the Transferred Group or the change of control transaction.

“Transferred Group” shall mean the relevant shareholder together with its affiliates, if any, over which control was transferred as part of the same change of control transaction within the meaning of the definition of change of control.
Liability to Further Capital Calls
All of the outstanding FCA NV common shares are fully paid and non-assessable.
Discriminating Provisions
There are no provisions of the FCA Articles of Association that discriminate against a shareholder because of its ownership of a substantial number of shares.
Additional Issuances and Rights of Preference
Issuance of Shares
The general meeting of shareholders of FCA NV has the authority to resolve on any issuance of shares. In such a resolution, the general meeting of shareholders must determine the price and other terms of issuance. The Board of Directors of FCA NV may have the power to issue shares if it has been authorized to do so by the general meeting of shareholders, or pursuant to the FCA Articles of Association. Under Dutch law, such authorization may not exceed a period of five years, but may be renewed by a resolution of the general meeting of shareholders for subsequent five-year periods at any time. The FCA NV Board of Directors has been designated by the FCA Articles of Association as the competent body to issue FCA NV common shares and special voting shares up to the maximum aggregate amount of the FCA NV authorized share capital for an initial period of five years from October 12, 2014, which may be extended by the general meeting of shareholders with additional consecutive periods of up to a maximum of five years each.
FCA NV will not be required to obtain approval from a general meeting of shareholders to issue shares pursuant to the exercise of a right to subscribe for shares that was previously granted pursuant to authority granted by the shareholders or pursuant to delegated authority by the Board of Directors. The general meeting of shareholders shall, for as long as any such designation of the Board of Directors for this purpose is in force, no longer have authority to decide on the issuance of shares.
Rights of Pre-emption
Under Dutch law and the FCA Articles of Association, each FCA NV shareholder has a right of pre-emption in proportion to the aggregate nominal value of its shareholding upon the issuance of new FCA NV common shares (or the granting of rights to subscribe for FCA NV common shares). Exceptions to this right of pre-emption include the issuance of new FCA NV common shares (or the granting of rights to subscribe for common shares): (i) to employees of FCA NV or another member of its Group pursuant to a stock compensation plan of FCA NV; (ii) against payment in kind (contribution other than in cash) and (iii) to persons exercising a previously granted right to subscribe for FCA NV common shares.
In the event of an issuance of special voting shares, shareholders shall not have any right of pre-emption.
The general meeting of shareholders may resolve to limit or exclude the rights of pre-emption upon an issuance of FCA NV common shares, which resolution requires approval of at least two-thirds of the votes cast, if less than half of the issued share capital is represented at the general meeting of shareholders. The FCA Articles of Association, or the general meeting of shareholders, may also designate the FCA NV Board of Directors to resolve to limit or exclude the rights of pre-emption in relation to the issuance of FCA NV common shares. Pursuant to Dutch law, the designation by the general meeting of shareholders may be granted to the FCA NV Board of Directors for a specified period of time of not more than five years and only if the FCA NV Board of Directors has also been designated or is simultaneously designated the authority to resolve to issue FCA NV common shares. The FCA NV Board of Directors is designated in the FCA Articles of Association as the competent body to exclude or limit rights of pre-emption for an initial period of five years from October 12, 2014 which may be extended by the general meeting of shareholders with additional periods up to a maximum of five years per period.

Repurchase of Shares
Upon agreement with the relevant FCA NV shareholder, FCA NV may acquire its own shares at any time for no consideration (om niet), or subject to certain provisions of Dutch law and the FCA Articles of Association for consideration, if: (i) FCA NV’s shareholders’ equity less the payment required to make the acquisition does not fall below the sum of called-up and paid-in share capital and any statutory reserves; (ii) FCA NV would thereafter not hold a pledge over FCA NV common shares, or together with its subsidiaries, hold FCA NV common shares with an aggregate nominal value exceeding 50 percent of the FCA NV’s issued share capital; and (iii) the FCA NV Board of Directors has been authorized to do so by the general meeting of shareholders.
The acquisition of fully paid-up shares by FCA NV other than for no consideration (om niet) requires authorization by the general meeting of shareholders. Such authorization may be granted for a period not exceeding 18 months and shall specify the number of shares, the manner in which the shares may be acquired and the price range within which shares may be acquired. The authorization is not required for the acquisition of shares for employees of FCA NV or another member of its Group, under a scheme applicable to such employees and no authorization is required for repurchase of shares acquired in certain other limited circumstances in which the acquisition takes place by operation of law, such as pursuant to mergers or demergers. Such shares must be officially listed on a price list of an exchange.
At a general meeting of shareholders, the shareholders may resolve to designate the Board of Directors as the competent body to resolve on FCA NV acquiring any of FCA NV’s fully paid up FCA NV common shares other than for no consideration (om niet) for a period of up to 18 months.
FCA NV may, jointly with its subsidiaries, hold FCA NV shares in its own capital exceeding one-tenth of its issued capital for no more than three years after acquisition of such FCA NV shares for no consideration (om niet) or in certain other limited circumstances in which the acquisition takes place by operation of law, such as pursuant to mergers or demergers. Any FCA NV shares held by FCA NV in excess of the amount permitted shall transfer to all members of the FCA NV Board of Directors jointly at the end of the last day of such three year period. Each member of the FCA NV Board of Directors shall be jointly and severally liable to compensate FCA NV for the value of the FCA NV shares at such time, with interest at the statutory rate thereon from such time. The term FCA NV shares in this paragraph shall include depositary receipts for shares and shares in respect of which FCA NV holds a right of pledge.
No votes may be cast at a general meeting of shareholders on the FCA NV shares held by FCA NV or its subsidiaries. Also no voting rights may be cast at a general meeting of shareholders in respect of FCA NV shares for which depositary receipts have been issued that are owned by FCA NV. Nonetheless, the holders of a right of usufruct or pledge in respect of shares held by FCA NV and its subsidiaries in FCA NV’s share capital are not excluded from the right to vote on such shares, if the right of usufruct or pledge was granted prior to the time such shares were acquired by FCA NV or its subsidiaries. Neither FCA NV nor any of its subsidiaries may cast votes in respect of a share on which it or its subsidiaries holds a right of usufruct or pledge. No right of pledge may be established on special voting shares and the voting rights attributable to special voting shares may not be assigned to a usufructuary.
Reduction of Share Capital
Shareholders at a general meeting have the power to cancel shares acquired by FCA NV or to reduce the nominal value of the shares. A resolution to reduce the share capital requires a majority of at least two-thirds of the votes cast at the general meeting of shareholders, if less than one-half of the issued capital is present or represented at the meeting. If more than one-half of the issued share capital is present or represented at the meeting, a simple majority of the votes cast at the general meeting of shareholders is required. Any proposal for cancellation or reduction of nominal value is subject to general requirements of Dutch law with respect to reduction of share capital.
Transfer of Shares
In accordance with the provisions of Dutch law, pursuant to Article 12 of the FCA Articles of Association, the transfer or creation of FCA NV shares or a right in rem thereon requires a deed intended for that purpose and save when the company is a party, written acknowledgment by the company of the transfer.
The transfer of FCA NV common shares that have not been entered into a book-entry system will be effected in accordance with Article 12 of the FCA Articles of Association.

Common shares that have been entered into the DTC book-entry system will be registered in the name of Cede & Co., as nominee for DTC and transfers of beneficial ownership of shares held through DTC will be effected by electronic transfer made by DTC participants. Article 12 of the FCA Articles of Association does not apply to the trading of such FCA NV common shares on a regulated market or the equivalent thereof.
Transfers of shares held outside of DTC (including Monte Titoli S.p.A., as a participant in DTC) or another direct registration system maintained by Computershare US, FCA NV’s transfer agent in New York, or the Transfer Agent, and not represented by certificates are effected by a stock transfer instrument and require the written acknowledgement by FCA NV. Transfer of registered certificates is effected by presenting and surrendering the certificates to the Transfer Agent. A valid transfer requires the registered certificates to be properly endorsed for transfer as provided for in the certificates and accompanied by proper instruments of transfer and stock transfer tax stamps for, or funds to pay, any applicable stock transfer taxes.
FCA NV common shares are freely transferable. As described below, special voting shares are generally not transferable.
At any time, a holder of FCA NV common shares that are registered in the Loyalty Register (i.e. Electing Common Shares or Qualifying Common Shares) wishing to transfer such FCA NV common shares other than in limited specified circumstances (i.e., transfers to affiliates or to relatives through succession, donation or other transfers) must first request a de-registration of such shares from the Loyalty Register and if held outside the Regular Trading System, transfer such common shares back into the Regular Trading System. After de-registration from the Loyalty Register, such FCA NV common shares no longer qualify as Electing Common Shares or Qualifying Common Shares, as a result, the holder of such FCA NV common shares is required to offer and transfer the special voting shares associated with such FCA NV common shares that were previously Qualifying Common Shares to FCA NV for no consideration (om niet) as described in detail in “-Loyalty Voting Structure-Terms and Conditions of the Special Voting Shares-Withdrawal of Special Voting Shares.”
Annual Accounts and Independent Auditor
FCA NV’s financial year is the calendar year. Within four months after the end of each financial year, the FCA NV Board of Directors will prepare the annual accounts, which must be accompanied by an annual report and an auditor’s report and will publish the accounts and annual report and will make those available for inspection at FCA NV’s registered office. All members of the FCA NV Board of Directors are required to sign the annual accounts and in case the signature of any member is missing, the reason for this must be stated. The annual accounts are to be adopted by the general meeting of shareholders at the annual general meeting, at which meeting the members of the FCA NV Board of Directors will be discharged from liability for performance of their duties with respect to any matter disclosed in the annual accounts for the relevant financial year insofar this appears from the annual accounts. The annual accounts, the annual report and independent auditor’s report are made available through FCA’s website to the shareholders for review as from the day of the notice convening the annual general meeting of shareholders.
Payment of Dividends
FCA NV may make distributions to the shareholders and other persons entitled to the distributable profits only to the extent that its shareholders’ equity exceeds the sum of the paid-up portion of the share capital and the reserves that must be maintained in accordance with Dutch law. No distribution of profits may be made to FCA NV itself for shares that FCA NV holds in its own share capital.
FCA NV may only make a distribution of dividends to the shareholders after the adoption of its statutory annual accounts demonstrating that such distribution is legally permitted. The FCA NV Board of Directors may determine that other freely distributable distributions shall be made, in whole or in part, from FCA NV’s share premium reserve or from any other reserve, provided that payments from reserves may only be made to the shareholders that are entitled to the relevant reserve upon the dissolution of FCA NV and provided further that the policy of FCA NV on additions to reserves and dividends is duly observed.

Holders of special voting shares will not receive any dividend in respect of the special voting shares, however FCA NV maintains a separate dividend reserve for the special voting shares for the sole purpose of the allocation of the mandatory minimal profits that accrue to the special voting shares. This allocation establishes a reserve for the amount that would otherwise be paid. The special voting shares do not carry any entitlement to any other reserve. Any distribution out of the special dividend reserve or the partial or full release of such reserve requires a prior proposal from the FCA NV Board of Directors and a subsequent resolution of the meeting of holders of special voting shares.
Insofar as the profits have not been distributed or allocated to the reserves, they may, by resolution of the general meeting of shareholders, be distributed as dividends on the FCA NV common shares only. The general meeting of shareholders may resolve, on the proposal of the FCA NV Board of Directors, to declare and distribute dividends in U.S. Dollar. The FCA NV Board of Directors may decide, subject to the approval of the general meeting of shareholders and the FCA NV Board of Directors having been designated as the body competent to pass a resolution for the issuance of shares, that a distribution shall, wholly or partially, be made in the form of shares, or that shareholders shall be given the option to receive a distribution either in cash or in the form of shares.
The right to dividends and distributions will lapse if the dividends or distributions are not claimed within five years following the day after the date on which they first became payable. Any dividends or other distributions made in violation of the FCA Articles of Association or Dutch law will have to be repaid by the shareholders who knew or should have known, of such violation.
General Meetings and Voting Rights
Annual Meeting
An annual general meeting of shareholders must be held within six months from the end of FCA NV’s preceding financial year. The purpose of the annual general meeting of shareholders is to discuss, among other things, the annual report, the adoption of the annual accounts, allocation of profits (including the proposal to distribute dividends), release of members of the FCA NV Board of Directors from liability for their management and supervision, and other proposals brought up for discussion by the FCA NV Board of Directors.
General Meeting and Place of Meetings
Other general meetings of shareholders will be held if requested by the FCA NV Board of Directors, the Chairman or the Chief Executive Officer, or as otherwise required by Dutch law, or by the written request (stating the exact subjects to be discussed) of one or more shareholders representing in aggregate at least 10 percent of the issued share capital of the company (taking into account the relevant provisions of Dutch law, and the FCA Articles of Association and the applicable stock exchange regulations). General meetings of shareholders will be held in Amsterdam or Haarlemmermeer (Schiphol Airport), the Netherlands.
Convocation Notice and Agenda
General meetings of shareholders can be convened by a notice, specifying the subjects to be discussed, the place and the time of the meeting and admission and participation procedure, issued at least 42 days before the meeting. All convocations, announcements, notifications and communications to shareholders and other persons entitled to attend a general meeting of shareholders must be made on the company’s corporate website in accordance with the relevant provisions of Dutch law. The agenda for a general meeting of shareholders may contain the items requested by one or more shareholders representing at least three percent of the issued share capital of the company, taking into account the relevant provisions of Dutch law. Requests must be made in writing, including the reasons for adding the relevant item on the agenda, and received by the FCA NV Board of Directors at least 60 days before the day of the meeting.

Admission and Registration
Each shareholder entitled to vote, and each person holding a usufruct or pledge to whom the right to vote on the FCA NV common shares accrues, shall be authorized to attend the general meeting of shareholders, to address the general meeting of shareholders and to exercise their voting rights. The registration date of each general meeting of shareholders is the twenty-eighth day prior to the date of the general meeting of shareholders so as to establish which shareholders are entitled to attend and vote at the general meeting of shareholders. Only holders of shares and other persons entitled to vote or attend the general meeting of shareholders, at such registration date are entitled to attend and vote at the general meeting of shareholders. The convocation notice for the meeting shall state the registration date and the manner in which the persons entitled to attend the general meeting of shareholders may register and exercise their rights.
Those entitled to attend a general meeting of shareholders may be represented at a general meeting of shareholders by a proxy authorized in writing. The requirement that a proxy must be in written form is also fulfilled when it is recorded electronically.
Members of the FCA NV Board of Directors have the right to attend a general meeting of shareholders. In these general meetings of shareholders, they have an advisory role.
Voting Rights
Each FCA NV common share and each special voting share confers the right on the holder to cast one vote at a general meeting of shareholders. Resolutions are passed by a simple majority of the votes cast, unless Dutch law or the FCA Articles of Association prescribes a larger majority. Under Dutch law and/or the FCA Articles of Association, the following matters require at least two-thirds of the votes cast at a meeting if less than half of the issued share capital is present or represented:

•	a resolution to reduce the issued share capital;

•	a resolution to amend the FCA Articles of Association;

•	a resolution to restrict or exclude rights of pre-emption;

•	a resolution to authorize the FCA NV Board of Directors to restrict or exclude shareholder rights of pre-emption;

•	a resolution to enter into a legal merger or a legal demerger; or

•	a resolution to dissolve FCA NV.

Shareholders’ Votes on Certain Transactions
Any important change in the identity or character of FCA NV must be approved by the general meeting of shareholders, including (i) the transfer to a third party of the business of FCA NV or practically the entire business of FCA NV; (ii) the entry into or breaking off of any long-term cooperation of FCA NV or a subsidiary with another legal entity or company or as a fully liable partner of a general partnership or limited partnership, where such entry into or breaking off is of far-reaching importance to FCA NV; and (iii) the acquisition or disposal by FCA NV or a subsidiary of an interest in the capital of a company with a value of at least one-third of FCA NV’s assets according to the Consolidated Statement of Financial Position with explanatory notes included in the last adopted annual accounts of FCA NV.
Amendments to the FCA Articles of Association, including Variation of Rights
A resolution of the general meeting of shareholders to amend the FCA Articles of Association or to wind up FCA NV may be approved only if proposed by the FCA NV Board of Directors and must be approved by a vote of a majority of at least two-thirds of the votes cast if less than one-half of the issued share capital is present or represented at such general meeting of shareholders.
The rights of shareholders may be changed only by amending the FCA Articles of Association in compliance with Dutch law.

Dissolution and Liquidation
The general meeting of shareholders may resolve to dissolve FCA NV, upon a proposal of the FCA NV Board of Directors thereto. A majority of at least two-thirds of the votes cast shall be required if less than one-half of the issued capital is present or represented at the meeting. In the event of dissolution, FCA NV will be liquidated in accordance with Dutch law and the FCA Articles of Association and the liquidation shall be arranged by the members of the FCA NV Board of Directors, unless the general meeting of shareholders appoints other liquidators. During liquidation, the provisions of the FCA Articles of Association will remain in force as long as possible.
If FCA NV is dissolved and liquidated, whatever remains of FCA NV’s equity after all its debts have been discharged shall first be applied to distribute the aggregate balance of share premium reserves and other reserves (other than the special dividend reserve), to holders of FCA NV common shares in proportion to the aggregate nominal value of the FCA NV common shares held by each holder; secondly, from any balance remaining, an amount equal to the aggregate amount of the nominal value of the FCA NV common shares will be distributed to the holders of FCA NV common shares in proportion to the aggregate nominal value of FCA NV common shares held by each of them; thirdly, from any balance remaining, an amount equal to the aggregate amount of the special voting shares dividend reserve will be distributed to the holders of special voting shares in proportion to the aggregate nominal value of the special voting shares held by each of them; fourthly, from any balance remaining, the aggregate amount of the nominal value of the special voting shares will be distributed to the holders of special voting shares in proportion to the aggregate nominal value of the special voting shares held by each of them; and, lastly, any balance remaining will be distributed to the holders of FCA NV common shares in proportion to the aggregate nominal value of FCA NV common shares held by each of them.
Liability of Directors
Under Dutch law, the management of a company is a joint undertaking and each member of the Board of Directors can be held jointly and severally liable to FCA NV for damages in the event of improper or negligent performance of their duties as determined under applicable Dutch law. Further, members of the Board of Directors can be held liable to third parties based on tort, pursuant to certain provisions of the Dutch Civil Code. All directors are jointly and severally liable for failure of one or more co-directors. An individual director is only exempted from liability if he proves that he cannot be held seriously culpable for the mismanagement and that he has not been negligent in seeking to prevent the consequences of the mismanagement. In this regard a director may also refer to the allocation of tasks between the directors. In certain circumstances, directors may incur additional specific civil and criminal liabilities.
Indemnification of Directors and Officers
Under Dutch law, indemnification provisions may be included in a company’s articles of association. Under the FCA Articles of Association, FCA NV is required to indemnify its directors, officers, former directors, former officers and any person who may have served at FCA NV’s request as a director or officer of another company in which FCA NV owns shares or of which FCA NV is a creditor who were or are made a party or are threatened to be made a party or are involved in, any threatened, pending or completed action, suit, or proceeding, whether civil, criminal, administrative, arbitrative or investigative (each a “Proceeding”), or any appeal in such a Proceeding or any inquiry or investigation that could lead to such a Proceeding, against any and all liabilities, damages, reasonable and documented expenses (including reasonably incurred and substantiated attorney’s fees), financial effects of judgments, fines, penalties (including excise and similar taxes and punitive damages) and amounts paid in settlement in connection with such Proceeding by any of them. Notwithstanding the above, no indemnification shall be made in respect of any claim, issue or matter as to which any of the above-mentioned indemnified persons shall be adjudged to be liable for gross negligence or willful misconduct in the performance of such person’s duty to FCA NV. This indemnification by FCA NV is not exclusive of any other rights to which those indemnified may be entitled otherwise. FCA NV has procured directors’ and officers’ liability insurance for the benefit of members of the Board of Directors and certain other officers, substantially in line with that procured by similarly situated companies.

Dutch Corporate Governance Code
The Dutch Corporate Governance Code contains principles and best practice provisions that regulate relations between the board and the shareholders (e.g. the general meeting of shareholders). The Dutch Corporate Governance Code is divided into five sections which address the following topics: (i) compliance with and enforcement of the Dutch Corporate Governance Code; (ii) the management board, including matters such as the composition of the board, selection of board members and director qualification standards, director responsibilities, board committees and term of appointment; (iii) the supervisory board or the non-executive directors in a one-tier board; (iv) the shareholders and the general meeting of shareholders; and (v) the audit of the financial reporting and the position of the internal audit function and the external auditor.
Dutch companies whose shares are listed on a government-recognized stock exchange, such as the NYSE or the MTA, are required under Dutch law to disclose in their annual reports whether or not they apply the provisions of the Dutch Corporate Governance Code and, in the event that they do not apply a certain provision, to explain the reasons why they have chosen to deviate.
FCA NV acknowledges the importance of good corporate governance and supports the best practice provisions of the Dutch Corporate Governance Code. Therefore, FCA NV intends to comply with the relevant best practice provisions of the Dutch Corporate Governance Code except as may be noted from time to time in FCA NV’s annual reports.
The Dutch Corporate Governance Code is subject to revision. The revised version of the Dutch Corporate Governance Code has been published in December 2016. Provided that the revised Code has been implemented in Dutch law in 2017, FCA NV must report in 2018 regarding its application of the revised Dutch Corporate Governance Code over the 2017 financial year. One of the most important changes is the central role given to long-term value creation, and the introduction of ‘culture’ as a component of effective corporate governance. In the revised Dutch Corporate Governance Code, long-term value creation forms the starting point for corporate governance. The Code stipulates that the board should focus on long-term value creation, and take the stakeholder interests that are relevant in this context into account. The way in which the board goes about putting this into practice must be explained in the annual report.
Disclosure of Holdings under Dutch Law
As a result of the listing of the FCA NV common shares on the MTA, chapter 5.3 of the Dutch Financial Supervision Act (“AFS”) applies, pursuant to which any person who, directly or indirectly, acquires or disposes of an actual or potential capital interest and/or actual or potential voting rights in FCA NV must immediately give written notice to the Netherlands Authority for the Financial Markets (Autoriteit Financiële Markten, the “AFM”) of such acquisition or disposal by means of a standard form if, as a result of such acquisition or disposal, the percentage of capital interest and/or voting rights held by such person reaches, exceeds or falls below the following thresholds: 3 percent, 5 percent, 10 percent, 15 percent, 20 percent, 25 percent, 30 percent, 40 percent, 50 percent, 60 percent, 75 percent and 95 percent.
For the purpose of calculating the percentage of capital interest or voting rights, the following interests must, inter alia, be taken into account: (i) shares and/or voting rights directly held (or acquired or disposed of) by any person; (ii) shares and/or voting rights held (or, acquired or disposed of) by such person’s controlled entities or by a third party for such person’s account; (iii) voting rights held (or acquired or disposed of) by a third party with whom such person has concluded an oral or written voting agreement; (iv) voting rights acquired pursuant to an agreement providing for a temporary transfer of voting rights in consideration for a payment; and (v) shares which such person, or any controlled entity or third party referred to above, may acquire pursuant to any option or other right to acquire shares.
As a consequence of the above, special voting shares shall be added to FCA NV common shares for the purposes of the above thresholds.
Controlled entities (within the meaning of the AFS) do not themselves have notification obligations under the AFS as their direct and indirect interests are attributed to their (ultimate) parent. If a person who has a three percent or larger interest in FCA NV’s share capital or voting rights ceases to be a controlled entity it must immediately notify the AFM and all notification obligations under the AFS will become applicable to such former controlled entity.

Special rules apply to the attribution of shares and/or voting rights which are part of the property of a partnership or other form of joint ownership. A holder of a pledge or right of usufruct in respect of shares can also be subject to notification obligations, if such person has, or can acquire, the right to vote on the shares. The acquisition of (conditional) voting rights by a pledgee or beneficial owner may also trigger notification obligations as if the pledgee or beneficial owner were the legal holder of the shares and/or voting rights.
Furthermore, when calculating the percentage of capital interest, a person is also considered to be in possession of shares if (i) such person holds a financial instrument the value of which is (in part) determined by the value of the shares or any distributions associated therewith and which does not entitle such person to acquire any shares; (ii) such person may be obliged to purchase shares on the basis of an option; or (iii) such person has concluded another contract whereby such person acquires an economic interest comparable to that of holding a share.
If a person’s capital interest and/or voting rights reaches, exceeds or falls below the above-mentioned thresholds as a result of a change in FCA NV’s issued and outstanding share capital or voting rights, such person is required to make a notification not later than on the fourth trading day after the AFM has published FCA NV’s notification as described below.
Following the implementation of Directive 2013/50/EU into the AFS, every holder of three percent more of the issued and outstanding share capital or voting rights whose interest has changed compared to his most recent notification, and which holder knows or should know that pursuant to this change his interest reaches or crosses a threshold as a result of certain acts (as described above and including the exchange of a financial instrument or a contract (pursuant to which the holder is deemed to have issued and outstanding shares or voting rights at his disposal)), must notify the AFM of this change.
FCA NV is required to notify the AFM promptly of any change of one percent or more in its issued and outstanding share capital or voting rights since a previous notification. Other changes in FCA NV’s issued and outstanding share capital or voting rights must be notified to the AFM within eight days after the end of the quarter in which the change occurred.
In addition to the above described notification obligations pertaining to capital interest or voting rights, pursuant to Regulation (EU) No 236/2012, notification must be made of any net short position of 0.2 percent in the issued share capital of FCA NV, and of every subsequent 0.1 percent above this threshold. Notifications starting at 0.5 percent and every subsequent 0.1 percent above this threshold will be made public via the short selling register of the AFM. Furthermore, gross short positions shall be notified in the event that a threshold is reached, exceeded or fallen below. The same subsequent disclosure thresholds as for holders of capital interests and/or voting rights apply.
Furthermore, each member of the Board of Directors must notify the AFM subsequently of each change in the number of shares he/she holds and of each change in the number of votes he/she is entitled to cast in respect of FCA NV’s issued and outstanding share capital, immediately after the relevant change.
The AFM keeps a public register of all notifications made pursuant to these disclosure obligations and publishes any notification received which can be accessed via the AFM’s website at www.afm.nl. The notifications referred to in this paragraph should be made in writing by means of a standard form or electronically through the notification system of the AFM.
Non-compliance with these disclosure obligations is an economic offense and may lead to criminal prosecution. The AFM may impose administrative penalties for non-compliance, and the publication thereof. In addition, a civil court can impose measures against any person who fails to notify or incorrectly notifies the AFM of matters required to be notified. A claim requiring that such measures be imposed may be instituted by FCA NV and/or by one or more shareholders who alone or together with others represent at least three percent of the issued and outstanding share capital of FCA NV or are able to exercise at least three percent of the voting rights. The measures that the civil court may impose include:

•	an order requiring appropriate disclosure;

•	suspension of the right to exercise the voting rights for a period of up to three years as determined by the court;

•
voiding a resolution adopted by the general meeting of shareholders, if the court determines that the resolution would not have been adopted but for the exercise of the voting rights of the person with a duty to disclose, or suspension of a resolution adopted by the general meeting of shareholders until the court makes a decision about such voiding; and

•	an order to refrain, during a period of up to five years as determined by the court, from acquiring shares and/or voting rights in FCA NV.
Shareholders are advised to consult with their own legal advisers to determine whether the disclosure obligations apply to them.

Mandatory Bid Requirement
Under Dutch law any person, acting alone or in concert with others, who, directly or indirectly, acquires 30 percent or more of FCA NV’s voting rights will be obliged to launch a public offer for all outstanding shares in FCA NV’s share capital. An exception is made for shareholders who, whether alone or acting in concert with others, had an interest of at least 30 percent of FCA NV’s voting rights before the shares were first listed on the MTA and who still maintained such an interest after such first listing. Immediately after the first listing of FCA NV common shares on the MTA, Exor N.V. held more than 30 percent of FCA NV’s voting rights. Therefore Exor N.V.’s interest in FCA NV was grandfathered and the exception that applies to it will continue to apply to it for as long as its holding of shares represents over 30 percent of FCA NV’s voting rights.
Compulsory Acquisition
Pursuant to article 2:92a of the Dutch Civil Code, a shareholder who, for its own account, holds at least 95 percent of the issued share capital of FCA NV may institute proceedings against the other shareholders jointly for the transfer of their shares to it. The proceedings are held before the Dutch Enterprise Chamber and can be instituted by means of a writ of summons served upon each of the minority shareholders in accordance with the provisions of the Dutch Code of Civil Procedure. The Enterprise Chamber may grant the claim for the squeeze-out in relation to all minority shareholders and will determine the price to be paid for the shares, if necessary after appointment of one or three expert(s) who will offer an opinion to the Enterprise Chamber on the value to be paid for the shares of the minority shareholders. Once the order to transfer becomes final before the Enterprise Chamber, the person acquiring the shares must give written notice of the date and place of payment and the price to the holders of the shares to be acquired whose addresses are known to it. Unless the addresses of all of them are known to it, it must also publish the same in a Dutch daily newspaper with a national circulation. A shareholder can only appeal against the judgment of the Enterprise Chamber before the Dutch Supreme Court.
In addition, pursuant to article 2:359c of the Dutch Civil Code, following a public offer, a holder of at least 95 percent of the issued share capital and of voting rights of FCA NV has the right to require the minority shareholders to sell their shares to it. Any such request must be filed with the Enterprise Chamber within three months after the end of the acceptance period of the public offer. Conversely, pursuant to article 2:359d of the Dutch Civil Code each minority shareholder has the right to require the holder of at least 95 percent of the issued share capital and the voting rights of FCA NV to purchase its shares in such case. The minority shareholder must file such claim with the Enterprise Chamber within three months after the end of the acceptance period of the public offer.
Disclosure of Trades in Listed Securities
Pursuant to the AFS and the Market Abuse Regulation (EU) No 596/2014, each of the members of the FCA NV Board of Directors and any other person discharging managerial responsibilities within FCA NV and who in that capacity is authorized to make decisions affecting the future developments and business prospects of FCA NV and who has regular access to inside information relating, directly or indirectly, to FCA NV (each, an “Insider”) must notify the AFM of all transactions, conducted or carried out for his/her own account, relating to FCA NV common shares or financial instruments, the value of which is (in part) determined by the value of FCA NV common shares.
In addition, persons who are closely associated with members of the Board of Directors or any of the Insiders must notify the AFM of all transactions conducted for their own account relating to FCA NV’s shares or financial instruments, the value of which is (in part) determined by the value of FCA NV’s shares. The Market Abuse Regulation designates the following categories of persons: (i) the spouse or any partner considered by applicable law as equivalent to the spouse; (ii) dependent children; (iii) other relatives who have shared the same household for at least one year at the relevant transaction date; and (iv) any legal person, trust or partnership, among other things, whose managerial responsibilities are discharged by a member of the Board of Directors or any other Insider or by a person referred to under (i), (ii) or (iii) above.
The AFM must be notified of transactions effected in either FCA NV’s shares or financial instruments, the value of which is (in part) determined by the value of FCA NV’s shares following the transaction date by means of a standard form. Notifications under the Market Abuse Regulation may be postponed until the date that the value of the transactions carried out on a person’s own account, together with the transactions carried out by the persons associated with that person, reaches or exceeds the amount of €5,000 in the calendar year in question. The AFM keeps a public register of all notifications made pursuant to the AFS and the Market Abuse Regulation.
Non-compliance with these reporting obligations could lead to criminal penalties, administrative fines and cease-and-desist orders (and the publication thereof), imprisonment or other sanctions.

Shareholder Disclosure and Reporting Obligations under U.S. Law
Holders of FCA NV shares are subject to certain U.S. reporting requirements under the Exchange Act, for shareholders owning more than 5 percent of any class of equity securities registered pursuant to Section 12 of the Exchange Act. Among the reporting requirements are disclosure obligations intended to keep investors aware of significant accumulations of shares that may lead to a change of control of an issuer.
If FCA NV were to fail to qualify as a foreign private issuer in the future, Section 16(a) of the Exchange Act would require FCA NV’s directors and executive officers, and persons who own more than ten percent of a registered class of FCA NV’s equity securities, to file reports of ownership of, and transactions in, FCA NV’s equity securities with the SEC. Such directors, executive officers and ten percent stockholders would also be required to furnish FCA NV with copies of all Section 16 reports they file.
Further disclosure requirements shall apply to FCA NV under Italian law by virtue of the listing of FCA NV’s shares on the MTA. Summarized below are the most significant disclosure requirements to be complied with by FCA NV. Further requirements may be imposed by CONSOB and/or Borsa Italiana S.p.A. upon admission to listing of FCA NV’s shares on the MTA.
The breach of the obligations described below may be used in the application of fines and criminal penalties (including, for instance, those provided for insider trading and market manipulation).
Disclosure Requirements under Italian law and European Union law
Summarized below are the most significant requirements to be complied with by FCA NV in connection with the admission to listing of FCA NV common shares on the MTA. The breach of the obligations described below may result in the application of fines and criminal penalties (including, for instance, those provided for insider trading and market manipulation).
In particular, the following main disclosure obligations shall apply to FCA NV:

•
the Legislative Decree no. 58/1998, or the Italian Financial Act effective as of the date of this prospectus: article 92 (equal treatment principle), article 114-bis (information to be provided to the market concerning the allocation of financial instruments to corporate officers, employees and collaborators), article 115 (information to be disclosed to CONSOB) and article 180 and the following (relating to insider trading and market manipulation);

•
the new applicable law concerning market abuse and, in particular, Regulation (UE) 596/2014 (the “MAR Regulation”) and its implementing measures: article 7 (Inside information), article 17 (Public disclosure of inside information) and article 18 (Insider lists) as well as the implementing regulations.

In addition to the above, the applicable provisions set forth under the market rules (including those relating to the timing for the payment of dividends) shall apply to FCA NV.
It remains understood that the foregoing is based on the current legal framework and, therefore, it may vary following any potential regulatory intervention by the concerned Member States and competent authorities.
Disclosure of Inside Information - Article 17 of the MAR Regulation
Pursuant to the MAR Regulation, FCA NV shall disclose to the public, without delay, any inside information which: (i) is of a precise nature; (ii) has not been made public; (iii) relates, directly or indirectly, to FCA NV or FCA NV’s common shares; and (iv) if it were made public, would be likely to have a significant effect on the prices of FCA NV’s common shares or on the price of related derivative financial instruments (the “Inside Information”). In this regard,

•
“information shall be deemed to be of a precise nature” if: (a) it indicates a set of circumstances which exists or which may reasonably be expected to come into existence, or an event which has occurred, or which may reasonably be expected to occur and (b) it is specific enough to enable a conclusion to be drawn as to the possible effect of that set of circumstances or event on the prices of the financial instruments (i.e., FCA NV’s common shares) or the related derivative financial instrument. In this respect in the case of a protracted process that is intended to bring about, or that results in, particular circumstances or a particular event, those future circumstances or that future event, and also the intermediate steps of that process which are connected with bringing about or resulting in those future circumstances or that future event, may be deemed to be precise information.

•
“information which, if it were made public, would be likely to have a significant effect on the prices of financial instruments, derivative financial instruments” shall mean information a reasonable investor would be likely to use as part of the basis of his or her investment decisions.

An intermediate step in a protracted process shall be deemed to be Inside Information if, by itself, it satisfies the criteria of Inside Information as referred to above.
The above disclosure requirement shall be complied with through the publication of a press release by FCA NV, in accordance with the modalities set forth from time to time under Italian law, disclosing to the public the relevant Inside Information.
Under specific circumstances, CONSOB may at any time request: (a) FCA NV to disclose to the public specific information or documentation where deemed appropriate or necessary or alternatively (b) to be provided with specific information or documentation. For this purpose, CONSOB has wide powers to, among other things, carry out inspections or request information to the members of the managing board, the members of the supervisory board or to the external auditor.
FCA NV shall publish and transmit to CONSOB any information disseminated in any non EU-countries where FCA NV’s common shares are listed (i.e., the U.S.), if this information is significant for the purposes of the evaluation of FCA NV’s common shares listed on the MTA.
FCA NV may, on its own responsibility, delay disclosure to the public of Inside Information provided that all of the following conditions are met: (a) immediate disclosure is likely to prejudice the legitimate interests of FCA NV; (b) delay of disclosure is not likely to mislead the public; (c) FCA NV is able to ensure the confidentiality of that information.
In the case of a protracted process that occurs in stages and that is intended to bring about, or that results in, a particular circumstance or a particular event, FCA NV may on its own responsibility delay the public disclosure of Inside Information relating to this process, subject to points (a), (b) and (c) above.
Insiders’ Register - Article 18 of the MAR Regulation
FCA NV, as well as persons acting on its behalf or on its account, shall draw up, and keep regularly updated, a list of all persons who have access to Inside Information and who are working for them under a contract of employment, or otherwise performing tasks through which they have access to Inside Information, such as advisers, accountants or credit rating agencies (the “insider list”).
FCA NV or any person acting on its behalf or on its account, shall take all reasonable steps to ensure that any person on the insider list acknowledges in writing the legal and regulatory duties entailed and is aware of the sanctions applicable to insider dealing and unlawful disclosure of inside information.
Election and Removal of Directors
The FCA Articles of Association provide that FCA NV’s Board of Directors shall be composed of three or more members.
Directors are appointed by a simple majority of the votes validly cast at a general meeting of shareholders. The general meeting of shareholders may at any time suspend or dismiss any director.
Exchange Controls
Under Dutch law, there are no foreign exchange control restrictions on investments in, or payments on, the FCA NV common shares. There are no special restrictions in the FCA Articles of Association or Dutch law that limit the right of shareholders who are not citizens or residents of the Netherlands to hold or vote the FCA NV common shares.
DESCRIPTION OF DEBT SECURITIES AND GUARANTEES
As you read this section, please remember that the specific terms of a series of debt securities as described in the applicable prospectus supplement will supplement and, if applicable, may modify or replace the general terms described in this section. If there are any differences between the applicable prospectus supplement and this prospectus, the applicable prospectus supplement will control. Thus, the statements we make in this section may not apply to your debt security.
Each series of debt securities will be issued under one or more separate indentures between FCA NV and FCFUS, in the case of securities issued by FCFUS, and a financial institution that will act as trustee. Each indenture will be subject to and governed by the Trust Indenture Act of 1939, as amended, and will govern the terms of the debt securities issued thereunder. The material terms of any indenture will be set forth in the applicable prospectus supplement.
The debt securities will be the direct general obligations of FCA NV or FCFUS, as the case may be, and, in the case of any debt securities issued by FCFUS, will be fully and unconditionally guaranteed by FCA NV. The debt securities will be either senior debt securities or subordinated debt securities, may be secured or unsecured and may be convertible into other securities, including our common shares. Unless otherwise stated in the applicable prospectus supplement, the aggregate principal amount of debt securities that may be issued under the applicable indenture is unlimited. The debt securities may be issued in one or more series as may be authorized from time to time. Unless otherwise stated in the applicable prospectus supplement, the issuer of debt securities of a particular series may issue additional debt securities of such series without the consent of the holders of the debt securities of such series or any other series outstanding at the time of issuance. Any such additional debt securities, together with all other outstanding debt securities of that series, will constitute a single series of securities under the applicable indenture.
Senior Debt Securities
FCA NV may issue debt securities that will constitute part of FCA NV’s senior debt, under the senior indenture, dated as of April 14, 2015, between FCA NV, as issuer, and The Bank of New York Mellon, as trustee (the “Senior Indenture”), which is attached as Exhibit 4.1 to the registration statement of which this prospectus forms a part. These senior debt securities will rank equally and pari passu with all other present and future outstanding unsecured and unsubordinated debt and other obligations of FCA NV.
FCFUS may issue debt securities that will constitute part of FCFUS’s senior debt, under a senior indenture to be entered into at a later date, between FCFUS, as issuer, FCA NV, as guarantor, and The Bank of New York Mellon, as trustee, a form of which is attached as Exhibit 4.2 to the registration statement of which this prospectus forms a part (an “FCFUS Senior Indenture”) with substantially the same terms as the Senior Indenture, except for the provisions relating to the full and unconditional guarantee by FCA NV. These senior debt securities will rank equally and pari passu with all other present and future outstanding unsecured and unsubordinated debt and other obligations of FCFUS.
Subordinated Debt Securities
FCA NV may issue debt securities that will constitute part of FCA NV’s subordinated debt, under a subordinated indenture (a “Subordinated Indenture”). Such Subordinated Indenture will be substantially identical to the Senior Indenture, except for the provisions relating to subordination. These subordinated debt securities will be subordinate and junior in right of payment, to the extent and in the manner set forth in such Subordinated Indenture, to all other present and future outstanding “senior indebtedness” of FCA NV.
FCFUS may issue debt securities that will constitute part of FCFUS’s subordinated debt, under a Subordinated Indenture. Such Subordinated Indenture will be substantially identical to the FCFUS Senior Indenture, except for the provisions relating to subordination. These subordinated debt securities will be subordinate and junior in right of payment, to the extent and in the manner set forth in such Subordinated Indenture, all other present and future outstanding “senior indebtedness” of FCFUS.
“Senior indebtedness” will be defined in any Subordinated Indenture entered into by FCA NV and/or FCFUS, and generally includes debt and other obligations of, or guaranteed by, the issuer of such debt securities for borrowed money, or as evidenced by bonds, debentures, notes or other similar instruments, or in respect of letters of credit or other similar instruments, or to pay the deferred purchase price of property or services, or as a lessee under capital leases, or as secured by a lien on any asset of ours. “Senior indebtedness” does not include the subordinated debt securities or any other obligations specifically designated as being subordinate in right of payment to, or pari passu with, the subordinated debt securities. In general, the holders of all senior indebtedness are first entitled to receive payment in full of such senior indebtedness before the holders of any of the subordinated debt securities are entitled to receive a payment on account of the principal or interest on the indebtedness evidenced by the subordinated debt securities in certain events. These events include:

•
any insolvency or bankruptcy proceedings, or any receivership, dissolution, winding up, total or partial liquidation, reorganization or other similar proceedings in respect of the issuer of such debt securities or a substantial part of their property, whether voluntary or involuntary, which continues in effect beyond the applicable grace period;

•
(i) a default having occurred with respect to the payment of principal or interest on or other monetary amounts due and payable with respect to any senior indebtedness or (ii) an event of default (other than a default described in clause (i) above) having occurred with respect to any senior indebtedness that permits the holder or holders of such senior indebtedness to accelerate the maturity of such senior indebtedness. Such a default or event of default must have continued beyond the period of grace, if any, provided in respect of such default or event of default, and such a default or event of default shall not have been cured or waived or shall not have ceased to exist; and

•
the principal of, and accrued interest on, any series of the subordinated debt securities having been declared due and payable upon an event of default pursuant to the subordinated indenture. This declaration must not have been rescinded and annulled as provided in the subordinated indenture.

Guarantees of Debt Securities
FCA NV will fully, unconditionally and irrevocably guarantee the senior or subordinated debt securities issued by FCFUS. The particular terms of FCA NV’s guarantees of a particular issue of FCFUS debt securities will be described in the related prospectus supplement and set forth in the applicable indenture governing such debt securities. Below is a summary of the material provisions of the guarantees. This summary is not complete and is qualified in its entirety by reference to the applicable indenture and related prospectus supplement.
Guarantee of FCFUS Senior Debt Securities
FCA NV will fully, unconditionally and irrevocably guarantee on a senior unsecured basis the full and prompt payment of the principal of, any premium and accrued and unpaid interest on, and any additional amounts which may be payable by FCFUS in respect of the senior debt securities issued by FCFUS when and as such payment becomes due and payable, whether at maturity or otherwise, pursuant to the applicable indenture. The guarantees by FCA NV will be the full, direct, unconditional, unsecured and unsubordinated general obligations of FCA NV. The guarantees by FCA NV of senior debt securities issued by FCFUS will rank equally and pari passu among themselves, without any preference of one over the other by reason of priority of date of issue or otherwise, and equally and pari passu with all other unsecured and unsubordinated debt and other obligations of FCA NV from time to time outstanding.
Guarantee of FCFUS Subordinated Debt Securities
FCA NV will fully, unconditionally and irrevocably guarantee on a subordinated unsecured basis the full and prompt payment of the principal of, any premium and accrued and unpaid interest on, and any additional amounts which may be payable by FCFUS in respect of the subordinated debt securities issued by FCFUS when and as such payment becomes due and payable, whether at maturity or otherwise, pursuant to the applicable indenture. The guarantees by FCA NV will be the full, direct, unconditional, unsecured and subordinated general obligations of FCA NV. The guarantees by FCA NV of subordinated debt securities issued by FCFUS will rank equally and pari passu among themselves, without any preference of one over the other by reason of priority of date of issue or otherwise, and equally and pari passu with all other unsecured and subordinated debt and other obligations of FCA NV from time to time outstanding.

PLAN OF DISTRIBUTION
FCA NV or FCFUS, as the case may be, may offer and sell these securities directly or through one or more underwriters, dealers and agents, directly to purchasers, in competitively bid transactions or through a combination of any of these methods of sale, on an immediate, continuous or delayed basis.
FCA NV or FCFUS, as the case may be, will identify any underwriters, dealers or agents and describe their compensation in connection with the sale of offered securities in the applicable prospectus supplement, pricing supplement or term sheet.
FCA NV or FCFUS, as the case may be, directly or through agents, may sell, and the underwriters may resell, the offered securities in one or more transactions, including negotiated transactions at a fixed public offering price or prices, which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, or at negotiated prices.

In connection with the sale of offered securities, the underwriters or agents may receive compensation from FCA NV or FCFUS or from purchasers of the offered securities for whom they may act as agents. The underwriters may sell offered securities to or through dealers, who may also receive compensation from the underwriters or purchasers of the offered securities for whom they may act as agents. Compensation may be in the form of discounts, concessions or commissions. Underwriters, dealers and agents that participate in the distribution of the offered securities may be deemed to be underwriters as defined in the Securities Act of 1933, as amended (the “Securities Act”), and any discounts or commissions received by them from us and any profit on the resale of the offered securities by them may be treated as underwriting discounts and commissions under the Securities Act.
The expenses of any offering of debt securities will be described in the relevant prospectus supplement.
FCA NV or FCFUS, as the case may be, may indemnify the underwriters and agents against, and may contribute toward, certain liabilities, including liabilities under the Securities Act.
Underwriters, dealers and agents may engage in transactions with, or perform services for, us or our affiliates in the ordinary course of their businesses.

MATERIAL U.S. FEDERAL, DUTCH AND UNITED KINGDOM TAX CONSEQUENCES
The material United States federal, Dutch and United Kingdom income tax consequences and special considerations, if any, applicable to any securities will be described in the applicable prospectus supplement.

VALIDITY OF SECURITIES AND GUARANTEES
The validity of the common shares will be passed upon on our behalf by Loyens & Loeff N.V., which has advised FCA NV and FCFUS as to certain Dutch law matters. The validity of the debt securities and the related guarantees will be passed upon on our behalf by Sullivan & Cromwell LLP, New York, New York, which has advised FCA NV and FCFUS as to certain U.S. legal matters.

EXPERTS
The Consolidated Financial Statements of FCA NV appearing in FCA NV's Annual Report (Form 20-F) for the year ended December 31, 2016, as amended by Amendment No. 1 to the Annual Report (Form 20-F), incorporated by reference in this prospectus, have been audited by Ernst & Young S.p.A., (formerly Reconta Ernst & Young S.p.A.), an independent registered public accounting firm, as set forth in their report thereon included therein, and incorporated by reference in this prospectus. Such Consolidated Financial Statements have been incorporated by reference in this prospectus in reliance upon such report, given on the authority of such firm as experts in accounting and auditing.

PART II OF FORM F-3
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 8. Indemnification of Directors and Officers

Pursuant to Dutch law, FCA NV’s directors and officers may be liable to FCA NV for improper or negligent performance of their duties. They may also be liable to third parties for damages in the event of bankruptcy, default on tax or social security payments, improper performance of duties, or tort. In certain circumstances, directors or officers may also incur criminal liability.
Article 18 of the Articles of Association of FCA NV provides that:
“The company shall indemnify any and all of its directors, officers, former directors, former officers and any person who may have served at its request as a director or officer of another company in which it owns shares or of which it is a creditor, who were or are made a party or are threatened to be made a party to or are involved in, any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, arbitrative or investigative (each a Proceeding), or any appeal in such a Proceeding or any inquiry or investigation that could lead to such a Proceeding, against any and all liabilities, damages, reasonable and documented expenses (including reasonably incurred and substantiated attorneys’ fees), financial effects of judgments, fines, penalties (including excise and similar taxes and punitive damages) and amounts paid in settlement in connection with such Proceeding by any of them. Such indemnification shall not be deemed exclusive of any other rights to which those indemnified may be entitled otherwise.”
The provisions of Dutch law governing the liability of directors and officers are mandatory in nature. Although Dutch law does not provide for any provisions with respect to the indemnification of directors and officers, the concept of indemnification of directors and officers of a company for liabilities arising from actions undertaken because of their position in the company is, in principle, accepted in the Netherlands.
The Group has purchased and will maintain insurance for the benefit of its directors and officers which, subject to policy terms and limitations, includes coverage to reimburse directors and officers of FCA NV and its subsidiaries for all costs that are incurred in the defense of any action, suit or proceeding to which such directors or officers are made party in their capacity as such or as director or officer of a company in which FCA NV owns shares.
Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

Item 9. Exhibits

Exhibit Number	Description of Documents
1.1	Form of Underwriting Agreement relating to offering of Common Shares. *
1.2	Form of Underwriting Agreement relating to offering of Senior Debt Securities.*
1.3	Form of Underwriting Agreement relating to offering of Subordinated Debt Securities.*
3.1
English translation of the Deed of Incorporation of Fiat Chrysler Automobiles N.V. (incorporated by reference to Exhibit 3.2 to Registration Statement on Form F-4, filed with the SEC on July 3, 2014, File No. 333-197229).

3.2	Certificate of Incorporation of Fiat Chrysler Finance US Inc., dated as of March 6, 2017.
3.3
English translation of the Articles of Association of Fiat Chrysler Automobiles N.V. (incorporated by reference to Exhibit 3.1 to Amendment No. 3 to Registration Statement on Form F-1, filed with the SEC on December 4, 2014, File No. 333-199285).

3.4	Bylaws of Fiat Chrysler Finance US Inc. dated as of March 6, 2017.
4.1
Indenture, dated as of April 14, 2015, between Fiat Chrysler Automobiles N.V., as issuer, and The Bank of New York Mellon, as trustee, relating to Senior Debt Securities (incorporated by reference to Exhibit 4.1 of Fiat Chrysler Automobiles N.V.’s Current Report on Form 8-K, filed with the SEC on April 16, 2015, File No. 001-36675).

4.2	Form of Senior Debt Securities Indenture, among FCFUS, as issuer, FCA NV, as guarantor, and The Bank of New York Mellon, as trustee.
4.3	Form of Indenture relating to Subordinated Debt Securities issued by FCA NV.*
4.4	Form of Indenture relating to Subordinated Debt Securities issued by FCFUS.*
4.5	Form of Senior Debt Securities issued by FCA NV (included in Exhibit 4.1).
4.6	Form of Senior Debt Securities issued by FCFUS and Guarantees by FCA NV relating thereto (included in Exhibit 4.2).
4.7	Form of Subordinated Debt Securities issued by FCA NV (included in Exhibit 4.3). *
4.8	Form of Subordinated Debt Securities issued by FCFUS and Guarantees by FCA NV related thereto (included in Exhibit 4.4). *
5.1	Opinion of Sullivan & Cromwell LLP, U.S. legal advisors to FCA NV and FCFUS as to the validity of the debt securities and the related guarantees and as to certain matters of New York law.
5.2	Opinion of Loyens & Loeff N.V., Dutch legal advisors to FCA NV and FCFUS as to the validity of the common shares and the special voting shares and as to certain matters of Dutch law.
5.3	Opinion of Loyens & Loeff N.V., Dutch legal advisors to FCA NV and FCFUS as to the validity of the debt securities and the related guarantees and as to certain matters of Dutch law.
8.1	Opinion of Sullivan & Cromwell LLP, U.S. legal advisors to FCA NV and FCFUS, as to certain matters of United States taxation.*
8.2	Opinion of Sullivan & Cromwell LLP, U.K. legal advisors to FCA NV and FCFUS, as to certain matters of United Kingdom taxation.*
8.3	Opinion of Loyens & Loeff N.V., Dutch legal advisors to FCA NV and FCFUS, as to certain matters of Dutch taxation.*
12.1	Statement of Ratio of Earnings to Fixed Charges
23.1	Consent of Ernst & Young S.p.A.
23.2	Consent of Sullivan & Cromwell LLP (included in Exhibit 5.1, 8.1 and 8.2 above).
23.3	Consent of Loyens & Loeff N.V. (included in Exhibits 5.2, 5.3 and 8.3 above).
24.1	Powers of attorney (included on signature pages hereof).
25.1	Form T-1: Statement of Eligibility of The Bank of New York Mellon as trustee with respect to Indenture, dated as of April 14, 2015.
25.2
Form T-1: Statement of eligibility of The Bank of New York Mellon as trustee with respect to the Form of Senior Debt Securities Indenture, among FCFUS, as issuer, FCA NV, as guarantor, and The Bank of New York Mellon, as trustee.

25.3	Form T-1: Statement of Eligibility of the trustee to be named at a later date with respect to the Form of Indenture relating to Subordinated Debt Securities issued by FCA NV. *
25.4	Form T-1: Statement of Eligibility of the trustee to be named at a later date with respect to the Form of Indenture relating to Subordinated Debt Securities issued by FCFUS. *
* To be filed as an amendment or as an exhibit to a report on Form 6-K in connection with a specific offering and incorporated herein by reference.

Item 10. Undertakings

Each of the undersigned registrants hereby undertakes:
(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;
(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; and
provided, however, that paragraphs (1)(i), (1)(ii) and (1)(iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrants pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.
(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(4) To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Securities Act of 1933 need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Securities Act of 1933 if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.
(5) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:
(i) Each prospectus filed by a registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and
(ii) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which the prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(6) That, for the purpose of determining liability of a registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, each undersigned registrant undertakes that in a primary offering of securities of an undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:
(i) Any preliminary prospectus or prospectus of an undersigned registrant relating to the offering required to be filed pursuant to Rule 424;
(ii) Any free writing prospectus relating to the offering prepared by or on behalf of an undersigned registrant or used or referred to by an undersigned registrant;
(iii) The portion of any other free writing prospectus relating to the offering containing material information about an undersigned registrant or its securities provided by or on behalf of an undersigned registrant; and
(iv) Any other communication that is an offer in the offering made by an undersigned registrant to the purchaser.
(7) That, for purposes of determining any liability under the Securities Act of 1933, each filing of FCA’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(8) To file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of Section 310 of the Trust Indenture Act in accordance with the rules and regulations prescribed by the Commission under Section 305(b)(2) of the Trust Indenture Act.
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of each registrant pursuant to the foregoing provisions, or otherwise, each registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by a registrant of expenses incurred or paid by a director, officer or controlling person of a registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, that registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES FOR FIAT CHRYSLER AUTOMOBILES N.V.
Pursuant to the requirements of the Securities Act of 1933, Fiat Chrysler Automobiles N.V. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of London, United Kingdom on May 9, 2017.

Fiat Chrysler Automobiles N.V.

By:	/s/ Richard K. Palmer
Name:	Richard K. Palmer
Title:	Chief Financial Officer

POWER OF ATTORNEY
KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below severally constitutes and appoints each of Richard K. Palmer, Giorgio Fossati and Douglas R. Ostermann (with full power to each of them to act alone), his or her true and lawful attorney-in-fact and agents, with full power of substitution and re-substitution, for him or her and in his or her name, place and stead, in any and all capacities to do any and all things and execute any and all instruments that such attorney may deem necessary or advisable under the Securities Act of 1933 (the “Securities Act”), and any rules, regulations and requirements of the Securities and Exchange Commission (the “Commission”) in connection with the registration under the Securities Act of the Securities and any Blue Sky laws or other securities laws of any of the states of the United States of America in order to effect the registration or qualification (or exemption therefrom) of the said securities for issue, offer, sale or trade under the Blue Sky laws or other securities laws of any of such states and in connection therewith to execute, acknowledge, verify, deliver, file and cause to be published applications, reports, consents to service of process, appointments of attorneys to receive service of process and other papers and instruments which may be required under such laws, including specifically, but without limiting the generality of the foregoing, the power and authority to sign his or her name in his or her capacity as an attorney-in-fact or in any other capacity with respect to this registration Statement and any registration statement in respect of the securities that is to be effective upon filing pursuant to Rule 462(b) (collectively, the “Registration Statement”) and/or such other form or forms as may be appropriate to be filed with the Commission or under or in connection with any Blue Sky laws or other securities laws of any state of the United States of America or with such other regulatory bodies and agencies as any of them may deem appropriate in respect of the securities, and with respect to any and all amendments, including post-effective amendments, to this Registration Statement and to any and all instruments and documents filed as part of or in connection with this Registration Statement.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities indicated on May 9, 2017.

Signature	Title
/s/ Sergio Marchionne	Chief Executive Officer and Director
Sergio Marchionne
/s/ Richard K. Palmer	Chief Financial Officer
Richard K.Palmer
/s/ Jon K. Nelson	Controller
Jon K. Nelson
/s/ John Elkann	Chairman and Director
John Elkann
/s/ Andrea Agnelli	Director
Andrea Agnelli
/s/ Tiberto Brandolini d'Adda	Director
Tiberto Brandolini d'Adda
/s/ Glenn Earle	Director
Glenn Earle
/s/ Valerie A. Mars	Director
Valerie A. Mars
/s/ Ruth J. Simmons	Director
Ruth J. Simmons
/s/ Ronald L. Thompson	Director
Ronald L. Thompson
/s/ Michelangelo A. Volpi	Director
Michelangelo A. Volpi
/s/ Patience Wheatcroft	Director
Patience Wheatcroft
/s/ Ermenegildo Zegna	Director
Ermenegildo Zegna
/s/ Douglas R. Ostermann	Authorized Representative in the United States
Douglas R. Ostermann

SIGNATURES FOR FCFUS
Pursuant to the requirements of the Securities Act of 1933, Fiat Chrysler Finance US Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Auburn Hills, Michigan on May 9, 2017.

Fiat Chrysler Finance US Inc.

By:	/s/ Douglas R. Ostermann
Name:	Douglas R. Ostermann
Title:	President

POWER OF ATTORNEY
KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below severally constitutes and appoints each of Richard K. Palmer, Giorgio Fossati, Douglas R. Ostermann and Ferrante Zileri (with full power to each of them to act alone), his or her true and lawful attorney-in-fact and agents, with full power of substitution and re-substitution, for him or her and in his or her name, place and stead, in any and all capacities to do any and all things and execute any and all instruments that such attorney may deem necessary or advisable under the Securities Act of 1933 (the “Securities Act”), and any rules, regulations and requirements of the Securities and Exchange Commission (the “Commission”) in connection with the registration under the Securities Act of the Securities and any Blue Sky laws or other securities laws of any of the states of the United States of America in order to effect the registration or qualification (or exemption therefrom) of the said securities for issue, offer, sale or trade under the Blue Sky laws or other securities laws of any of such states and in connection therewith to execute, acknowledge, verify, deliver, file and cause to be published applications, reports, consents to service of process, appointments of attorneys to receive service of process and other papers and instruments which may be required under such laws, including specifically, but without limiting the generality of the foregoing, the power and authority to sign his or her name in his or her capacity as an attorney-in-fact or in any other capacity with respect to this registration statement and any registration statement in respect of the securities that is to be effective upon filing pursuant to Rule 462(b) (collectively, the “Registration Statement”) and/or such other form or forms as may be appropriate to be filed with the Commission or under or in connection with any Blue Sky laws or other securities laws of any state of the United States of America or with such other regulatory bodies and agencies as any of them may deem appropriate in respect of the securities, and with respect to any and all amendments, including post-effective amendments, to this Registration Statement and to any and all instruments and documents filed as part of or in connection with this Registration Statement.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities indicated on May 9, 2017.

Signature	Title
/s/ Douglas R. Ostermann	President and Director
Douglas R. Ostermann
/s/ Gretchen S. Sonego	Vice-President, Assistant-Treasurer and Director
Gretchen S. Sonego
/s/ Ferrante Zileri	Treasurer and Director
Ferrante Zileri
/s/ Enrico Zecchini	Director
Enrico Zecchini

Index to Exhibits

Exhibit Number	Description of Documents
1.1	Form of Underwriting Agreement relating to offering of Common Shares. *
1.2	Form of Underwriting Agreement relating to offering of Senior Debt Securities.*
1.3	Form of Underwriting Agreement relating to offering of Subordinated Debt Securities.*
3.1
English translation of the Deed of Incorporation of Fiat Chrysler Automobiles N.V. (incorporated by reference to Exhibit 3.2 to Registration Statement on Form F-4, filed with the SEC on July 3, 2014, File No. 333-197229).

3.2	Certificate of Incorporation of Fiat Chrysler Finance US Inc., dated as of March 6, 2017.
3.3
English translation of the Articles of Association of Fiat Chrysler Automobiles N.V. (incorporated by reference to Exhibit 3.1 to Amendment No. 3 to Registration Statement on Form F-1, filed with the SEC on December 4, 2014, File No. 333-199285).

3.4	Bylaws of Fiat Chrysler Finance US Inc. dated as of March 6, 2017.
4.1
Indenture, dated as of April 14, 2015, between Fiat Chrysler Automobiles N.V., as issuer, and The Bank of New York Mellon, as trustee, relating to Senior Debt Securities (incorporated by reference to Exhibit 4.1 of Fiat Chrysler Automobiles N.V.’s Current Report on Form 8-K, filed with the SEC on April 16, 2015, File No. 001-36675).

4.2	Form of Senior Debt Securities Indenture, among FCFUS, as issuer, FCA NV, as guarantor, and The Bank of New York Mellon, as trustee.
4.3	Form of Indenture relating to Subordinated Debt Securities issued by FCA NV.*
4.4	Form of Indenture relating to Subordinated Debt Securities issued by FCFUS.*
4.5	Form of Senior Debt Securities issued by FCA NV (included in Exhibit 4.1).
4.6	Form of Senior Debt Securities issued by FCFUS and Guarantees by FCA NV relating thereto (included in Exhibit 4.2).
4.7	Form of Subordinated Debt Securities issued by FCA NV (included in Exhibit 4.3). *
4.8	Form of Subordinated Debt Securities issued by FCFUS and Guarantees by FCA NV related thereto (included in Exhibit 4.4). *
5.1	Opinion of Sullivan & Cromwell LLP, U.S. legal advisors to FCA NV and FCFUS as to the validity of the debt securities and the related guarantees and as to certain matters of New York law.
5.2	Opinion of Loyens & Loeff N.V., Dutch legal advisors to FCA NV and FCFUS as to the validity of the common shares and the special voting shares and as to certain matters of Dutch law.
5.3	Opinion of Loyens & Loeff N.V., Dutch legal advisors to FCA NV and FCFUS as to the validity of the debt securities and the related guarantees and as to certain matters of Dutch law.
8.1	Opinion of Sullivan & Cromwell LLP, U.S. legal advisors to FCA NV and FCFUS, as to certain matters of United States taxation.*
8.2	Opinion of Sullivan & Cromwell LLP, U.K. legal advisors to FCA NV and FCFUS, as to certain matters of United Kingdom taxation.*
8.3	Opinion of Loyens & Loeff N.V., Dutch legal advisors to FCA NV and FCFUS, as to certain matters of Dutch taxation.*
12.1	Statement of Ratio of Earnings to Fixed Charges
23.1	Consent of Ernst & Young S.p.A.
23.2	Consent of Sullivan & Cromwell LLP (included in Exhibit 5.1, 8.1 and 8.2 above).
23.3	Consent of Loyens & Loeff N.V. (included in Exhibits 5.2, 5.3 and 8.3 above).
24.1	Powers of attorney (included on signature pages hereof).
25.1	Form T-1: Statement of Eligibility of The Bank of New York Mellon as trustee with respect Indenture, dated as of April 14, 2015.
25.2
Form T-1: Statement of eligibility of The Bank of New York Mellon as trustee with respect the Form of Senior Debt Securities Indenture, among FCFUS, as issuer, FCA NV, as guarantor, and The Bank of New York Mellon, as trustee.

25.3	Form T-1: Statement of Eligibility of the trustee to be named at a later date with respect to the Form of Indenture relating to Subordinated Debt Securities issued by FCA NV. *
25.4	Form T-1: Statement of Eligibility of the trustee to be named at a later date with respect to the Form of Indenture relating to Subordinated Debt Securities issued by FCFUS. *
* To be filed as an amendment or as an exhibit to a report on Form 6-K in connection with a specific offering and incorporated herein by reference.